Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of ThermoGenesis Holdings, Inc. on Forms S-8 (Files No. 333-233731, 333-227425 and 333-218082), Forms S-3 (Files No. 333-271327, 333-271125 and 333-275735) and Form S-1 (File No. 333-264242) of our report dated April 15, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of ThermoGenesis Holdings, Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, which report is included in this Annual Report on Form 10-K of ThermoGenesis Holdings, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 15, 2024